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                                                                    Exhibit 12.2



                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                       ----------------------------------
                               TWELVE MONTHS ENDED
                               -------------------
                             (Thousands of Dollars)


                                                                  JUNE       DECEMBER
                                                                  2001         2000
                                                               ----------   ----------
EARNINGS
          Net Income                                           $  609,016   $  583,715
          Income Tax                                              351,430      289,926
                                                               ----------   ----------

                      Total Earnings Before Income Tax            960,446      873,641

FIXED CHARGES*                                                    405,171      392,347
                                                               ----------   ----------
                      Total Earnings Before Income Tax
                         and Fixed Charges                     $1,365,617   $1,265,988
                                                               ==========   ==========



          * Fixed Charges

          Interest on Long-Term Debt                           $  339,697   $  318,842
          Amortization of Debt Discount, Premium and Expense       12,324       12,584
          Interest on Component of Rentals                         17,708       17,697
          Other Interest                                           35,442       43,224
                                                               ----------   ----------

                      Total Fixed Charges                      $  405,171   $  392,347
                                                               ==========   ==========



          Ratio of Earnings to Fixed Charges                         3.37         3.23